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                                                                   Exhibit 21.1



                      Subsidiaries of JTM Industries, Inc.

Pozzolanic Resources, Inc.

Power Plant Aggregates of Iowa, Inc.

Michigan Ash Sales Company, d.b.a. U.S. Ash Company

U.S. Stabilization, Inc.

Flo Fil Co., Inc.

Fly Ash Products, Inc.

KBK Enterprises, Inc.